Exhibit 99.1

STOCK PURCHASE AGREEMENT

by and among

TRI-S SECURITY CORPORATION

and

THE SHAREHOLDERS OF THE CORNWALL GROUP, INC.

As of August 30, 2005

Section 4.28	Ethical Practices
Section 4.29	Product and Service Warranties
Section 4.30	Brokers, Finders and Investment Bankers
Section 4.31	Bank Accounts
Section 4.32	Disclosure

ARTICLE V INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Section 5.1	Authorization
Section 5.2	Absence of Restrictions and Conflicts
Section 5.3	Ownership of Equity
Section 5.4	Legal Proceedings
Section 5.5	Amounts Owed to Shareholder

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization
Section 6.2	Authorization
Section 6.3	Absence of Restrictions and Conflicts
Section 6.4	Investment Intent

ARTICLE VII CERTAIN COVENANTS AND AGREEMENTS

Section 7.1	Conduct of Business by the Company
Section 7.2	Inspection and Access to Information
Section 7.3	Notices of Certain Events
Section 7.4	No Solicitation of Transactions
Section 7.5	Reasonable Efforts; Further Assurances; Cooperation
Section 7.6	Public Announcements
Section 7.7	Supplements to Schedules
Section 7.8	Company Benefit Plans
Section 7.9	Insurance
Section 7.10	Non-Competition
Section 7.11	Tax Matters

ARTICLE VIII CONDITIONS TO CLOSING

Section 8.1	Conditions to Obligations of the Purchaser
Section 8.2	Conditions to Obligations of the Shareholders.
Section 8.3	Additional Condition to Obligation of the ESOP.

ARTICLE IX CLOSING

Section 9.1	Closing
Section 9.2	Shareholder Closing Deliveries
Section 9.3	Purchaser Closing Deliveries

ARTICLE X TERMINATION

Section 10.1	Termination
Section 10.2	Specific Performance and Other Remedies
Section 10.3	Effect of Termination

ARTICLE XI INDEMNIFICATION

Section 11.1	Indemnification Obligations of the Shareholders
Section 11.2	Indemnification Obligations of the Purchaser
Section 11.3	Indemnification Procedure
Section 11.4	Recovery of Losses From Escrow Fund
Section 11.5	Claims Period
Section 11.6	Liability Limits
Section 11.7	Investigations
Section 11.8	Rights and Remedies Exclusive
Section 11.9	Subrogation
Section 11.10	Purchase Price Adjustment

ARTICLE XII MISCELLANEOUS PROVISIONS

Section 12.1	Notices
Section 12.2	Schedules and Exhibits
Section 12.3	Assignment; Successors in Interest
Section 12.4	Captions
Section 12.5	Controlling Law; Amendment
Section 12.6	Consent to Jurisdiction, Etc.
Section 12.7	Severability
Section 12.8	Counterparts
Section 12.9	Enforcement of Certain Rights
Section 12.10	Waiver
Section 12.11	Integration
Section 12.12	Cooperation Following the Closing
Section 12.13	Transaction Costs
Section 12.14	Shareholder Representative

LIST OF EXHIBITS

Exhibit 3.2(a)(i)	Form of Escrow Agreement
Exhibit 7.1(o)	Form of Approved Employment Agreement
Exhibit 9.2(g)	Form of Consulting Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	List of Shareholders and Capital Stock
Schedule 1.1(b)	Territory
Schedule 1.1(c)	Permitted Liens
Schedule 4.1	Organization; Qualifications to Do Business
Schedule 4.3	Redemptions; Dividends and Distributions
Schedule 4.4	Subsidiaries
Schedule 4.5	Consents
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Leased Real Property
Schedule 4.7	Title Exceptions; List of Assets
Schedule 4.8	Guaranteed Obligations
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Internal Financial Statements
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Certain Changes
Schedule 4.12	Legal Proceedings
Schedule 4.13	Exceptions to Compliance with Law
Schedule 4.14	Company Contracts
Schedule 4.15	Tax Returns; Taxes
Schedule 4.16	Officers and Employees
Schedule 4.17(a)	List of Company Benefit Plans
Schedule 4.17(b)	Exceptions to Company Benefit Plans
Schedule 4.18	Labor Relations
Schedule 4.19	Insurance Policies
Schedule 4.20	Environmental, Health and Safety Matters
Schedule 4.21(a)	Intellectual Property
Schedule 4.21(b)	Restrictions on Intellectual Property
Schedule 4.21(d)	Works of Original Authorship
Schedule 4.21(h)	Infringement on Intellectual Property
Schedule 4.22(a)	Company Software
Schedule 4.23	Transactions with Affiliates
Schedule 4.25	Customer and Supplier Relations
Schedule 4.26(a)	Notes Receivable
Schedule 4.26(b)	Accounts Receivable
Schedule 4.27	Licenses
Schedule 4.29	Warranties
Schedule 4.30	Brokers
Schedule 4.31	Bank Accounts
Schedule 5.3(a)	Liens on Shares
Schedule 7.1	Conduct of Business
Schedule 7.1(o)	Persons Party to Approved Employment Agreements
Schedule 7.10(b)	Permitted Ownership Interests
Schedule 8.2(e)	Loans

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 30, 2005, is made and entered into by and among TRI-S SECURITY CORPORATION, a Georgia corporation (the “Purchaser”), and the shareholders (the “Shareholders”) of THE CORNWALL GROUP, INC., a Florida corporation (the “Company”) listed on the signature pages hereto.  The Purchaser and the Shareholders are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholders own all of the issued and outstanding capital stock (the “Shares”) of the Company;

WHEREAS, the Company, through its Subsidiaries, is engaged in the business of providing a full range of security and investigative services, including armed and unarmed uniform guards, video and alarm monitoring, alarm installation, and GPS monitoring, to governmental and non-governmental clients principally in and around the greater metropolitan area of Miami, Florida (the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders (the “Acquisition”), all of the Shares; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1                                      Definitions.  The following terms, as used herein, have the following meanings:

“ADA” means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

“ADEA” means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

“Adjusted Percentage Interest” with respect to each Shareholder is set forth on Schedule 1.1(a).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Benefit Laws” means all Laws or other legislative, administrative or judicial promulgations, other than ERISA and the Code, including those of a jurisdiction outside the United States of America, applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Approved Employment Agreement” means an employment agreement substantially in the form of Exhibit 7.1(o) between the Company or any of its Subsidiaries and any of the Persons set forth on

Schedule 7.1(o) that provides for the compensation and other benefits set forth on such schedule opposite such Person’s name.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by Article II.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Per Share Purchase Price” means an amount equal to the quotient of: (a) the difference resulting from the Closing Date Payment minus the Additional ESOP Amount; divided by (b) the number of Outstanding Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or legally required to be sponsored or maintained at any time by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or has made, or has or has had an obligation to make, contributions at any time.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, including the Company Software; provided, however, that in no event shall Company Intellectual Property or any elements of Company Intellectual Property include Intellectual Property which is owned or purportedly owned, in whole or in part, by, or licensed to the Company or any of its Subsidiaries by, the Purchaser or any of its Affiliates.

“Company Licensed Software” means all Software (other than Company Proprietary Software) licensed to the Company or any of its Subsidiaries other than Software that is generally commercially available and has not been customized for use by the Company or any of its Subsidiaries.

“Company Proprietary Software” means all Software owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information of the Company or any of its Subsidiaries (including trade secrets) that is used in and valuable to the operation of the Company’s or any of its Subsidiaries’ business so long as it is not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Earnest Money Amount” means the sum of the Initial Earnest Money Amount plus the Additional Earnest Money Amount (if any).

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under any applicable Laws, including those of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or legally required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had a legal obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), and (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environmental Laws” means all local, state and federal Laws relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had a legal obligation to make, contributions at any time.

“ESOP” means the Cornwall Holdings, Inc. Employee Stock Ownership Trust.

“Expiration Date” means (i) if the Purchaser has deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b), then the Extended Expiration Date; and (ii) if the Purchaser has not deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b), then the Initial Expiration Date.

“Extended Expiration Date” means November 30, 2005.

“Fairness Opinion” means a written opinion to the ESOP in form and substance reasonably acceptable to it as to the fairness, from a financial point of view, to the ESOP of the consideration to be received by the ESOP pursuant to this Agreement.

“Financial Statements” means (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004, December 31, 2003 and December 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for each of the fiscal years then ended, together with the report thereon of Rachlin Cohen & Holtz LLP, independent certified public accountants; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 and the related unaudited consolidated statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for the six (6) months then ended, including in each case the notes thereto.

“FLSA” means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“Funded Indebtedness” means all (i) indebtedness of the Company and its Subsidiaries (a) for borrowed money in excess of $2,000,000; or (b) other interest-bearing indebtedness (except for current liabilities other than indebtedness for borrowed money), (ii) capital lease obligations of the Company and its Subsidiaries which are accrued or required to be accrued under GAAP, (iii) obligations of the Company and its Subsidiaries to pay the deferred purchase or acquisition price for goods or services or businesses acquired by any of the Company and its Subsidiaries which are accrued or required to be accrued under GAAP, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than ninety (90) day payment terms; and (iv) indebtedness of others secured by any Lien (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries or secured by any capital stock of the Company.  Notwithstanding the foregoing, Funded Indebtedness shall not include (a) the mortgage on the Owned Real Property; (b) any obligations of the Company or any Subsidiary under any bid bond or performance bond required by any Company Contract;  (c) any loan owed by the Company or any Subsidiary with respect to the automobiles owned by the Company or any Subsidiary, which loans are listed on Schedule 1.1(c); or any (d) indebtedness for borrowed money owed by Guardsource to the Company.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Guaranteed Obligations” means all liabilities of Persons other than the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries is or may be held liable or otherwise financially responsible, including all guaranties, whether of payment or collection, rights of recourse and rights of indemnification to the extent such indemnification arises out of, results from or relates to a transaction entered into outside the ordinary course of business.

“Guardsource” means Guardsource Corp., a Florida corporation.

“Guardsource Agreement” means a merger agreement or substantially similar type of business combination agreement among the Company or a wholly-owned subsidiary of the Company, Guardsource, each of the shareholders thereof and any other Person, as necessary, which agreement is reasonably acceptable to the Purchaser and provides for: (a) the acquisition by the Company or a wholly-owned subsidiary of the Company of all of the outstanding capital stock of Guardsource; and (b) the cancellation or termination, as applicable, of all (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of Guardsource; (ii) outstanding contracts or other agreements of Guardsource, the shareholders thereof or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock of Guardsource, or securities or obligations of any kind convertible into any shares of the capital stock of Guardsource; and (iii) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Guardsource.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of its Subsidiaries is in any way governed by or subject to any applicable Law.

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Indemnifying Shareholders” mean all of the Shareholders except the ESOP.

“Initial Expiration Date” means October 31, 2005.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Balance Sheet” means the balance sheet of the Company and its Subsidiaries dated as of June 30, 2005.

“Knowledge” with respect to: (a) a Shareholder who is not an employee of the Company, shall mean all facts of which such Shareholder is actually aware with respect to the matters at hand; and (b) the Shareholders who are also employees of the Company shall mean (i) all facts of which each of them is actually aware with respect to the matters at hand and (ii) all facts that any of them could reasonably be expected to have known with respect to the matters at hand in the ordinary course of the Company’s business.

“Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities, including Labor Laws.

“Leased Real Property” means the parcels of real property of which the Company or any of its Subsidiaries is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence that is materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the Company and its Subsidiaries, as a whole, excluding the effects of facts, changes, events, effects or occurrences to the extent related to general economic conditions, acts of war, terrorism or armed hostilities, or the impact of fees and expenses of counsel, accountants and financial advisors reasonably incurred, and other costs and expenses reasonably incurred, in connection with the transactions contemplated by this Agreement.

“Miami Beach Claims” mean any claims made by the City of Miami Beach, Florida against any Subsidiary, including, without limitation, Armor Security, Inc. with respect to the violation or breach by any such Subsidiary of any living wage act statute, rule, regulation or ordinance which occurred prior to the Closing Date.

“NLRB” means the United States National Labor Relations Board.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of two (2) years from the Closing Date.

“OSHA” means the United States Occupational Safety and Health Administration.

“Outstanding Shares” means the Shares that are issued and outstanding immediately prior to Closing as set forth on Schedule 1.1(a).

“Owned Real Property” means the parcels of real property owned by the Company or any of its Subsidiaries (together with all fixtures and improvements thereon).

“Percentage Interest” with respect to each Shareholder is set forth on Schedule 1.1(a).

“Permitted Liens” means (i) Liens for taxes not yet due and payable; (ii) statutory Liens of landlords; (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; (iv) in the case of Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of such Real Property or (2) have more than an immaterial effect on the value thereof or its use; and (v) those Liens listed on Schedule 1.1(c).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Receivables” means the accounts receivable of the Company and the Subsidiaries as of June 30, 2005.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state or foreign Governmental Entity.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Shareholder Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Shareholder or any Affiliate of any Shareholder in connection with the transactions contemplated hereby.

“Shareholder Indemnified Parties” means the Shareholders and their respective Affiliates, officers, directors, employees, agents and representatives, heirs, executors, successors and assigns.

“Shareholders’ Failure” means, with respect to the Initial Expiration Date or the Extended Expiration Date, that: (i) circumstances exist on such date such that the Purchaser would be entitled to terminate this Agreement pursuant to Section 10.1(c), disregarding any cure period set forth therein; and/or (ii) on such date the Shareholders have not satisfied, are not able to satisfy or refuse to provide to the Purchaser evidence that they are able to satisfy all of the conditions set forth in Section 8.1. Notwithstanding the foregoing, a Shareholders’ Failure shall not arise if the Shareholders are unable to satisfy the conditions of Section 8.1(f)

with respect to any bid, performance, payment or customs bond because the Purchaser is unable to provide an indemnitor of such bond reasonably acceptable to the Person issuing such bond.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Supplier” means any supplier of materials used in connection with the Business to which the Company and its Subsidiaries have paid in the aggregate more than $25,000 during the 12-month period ended December 31, 2004.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect thereto.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article X.

“Territory” means those states listed on Schedule 1.1(b), which are the states in which the Company and its Subsidiaries conduct the Business as of the date of this Agreement.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

Section 1.2                                      Construction.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, and (B) means such document, instrument or agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.3                                      Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Section

Additional ESOP Amount	3.2(b)(i)
Additional Earnest Money Amount	3.3(b)
Acquisition	Recitals
Agreement	Preamble
Business	Recitals
Closing Date Payment	3.2(a)(ii)
Company	Preamble
Company Contracts	4.14
Company Pension Plan	7.9(a)
Current Company Benefit Plan	4.17(a)
Earnest Money Escrow Agreement	3.3(a)(i)
Escrow Agent	3.2(a)(i)
Escrow Agreement	3.2(a)(i)
Escrow Amount	3.2(a)(i)
Escrow Fund	3.2(a)(i)
Expiration Date	10.1(d)
Indemnifying Party	11.3(a)
Initial Earnest Money Amount	3.3(a)(ii)
Parties	Preamble
Purchase Price	3.1
Purchaser	Preamble
Purchaser Basket	11.5
Purchaser Cap	11.5
Purchaser Losses	11.1
Shareholder Losses	11.2
Shareholder Representative	12.14(a)
Shareholders	Preamble
Shareholders’ Counsel	3.3(a)(i)
Shares	Recitals
Surviving Obligations	11.4(a)
Surviving Representations	11.4(a)

Section 1.4                                      Accounting Terms.                                         All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                      Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, at the Closing,   the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Shareholders, all of the Shares, free and clear of all Liens.

ARTICLE III
PURCHASE PRICE; EARNEST MONEY

Section 3.1                                      Purchase Price.  The aggregate amount to be paid to the Shareholders for the Shares (the “Purchase Price”) shall be equal to Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000).

Section 3.2                                      Payment of Purchase Price.

(a)                                  On the Closing Date, the Purchaser shall:

(i)                                     deposit an amount equal to One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000) (the “Escrow Amount”) (which total amount, as reduced from time to time through distributions in accordance with this Agreement and the Escrow Agreement (as hereinafter defined) and as increased by interest income and other earnings, is hereinafter referred to as the “Escrow Fund”) into escrow with an escrow agent mutually acceptable to the Parties (the “Escrow Agent”) under an Escrow Agreement substantially in the form of Exhibit 3.2(a)(i) attached hereto (the “Escrow Agreement”); and

(ii)                                  pay or cause to be paid to the Shareholder Representative in accordance with Section 3.2(c), an amount (the “Closing Date Payment”) equal to the Purchase Price minus the Escrow Amount minus the Earnest Money Amount (if the conditions set forth in Section 3.4(a) or Section 3.4(b), as applicable, are satisfied).

(b)                                 Upon receipt of the Closing Date Payment, the Shareholder Representative shall pay:

(i)                                     to the ESOP an amount equal to the product of the ESOP’s Percentage Interest multiplied by the Escrow Amount (the “Additional ESOP Amount”); and

(ii) and the remainder of the Closing Date Payment shall be paid to each Shareholder an amount equal to (A) the Closing Date Per Share Purchase Price multiplied by (B) the number of Shares owned by such Shareholder as set forth on Schedule 1.1(a).

(c)                                  All payments required under this Section 3.2 or any other provision hereof shall be made in cash by wire transfer of immediately available funds and shall be made to such bank account(s) as shall be designated in writing by the Shareholder Representative and the Purchaser in advance of the Closing Date.

Section 3.3                                      Payment of Earnest Money.

(a)                                  Contemporaneous with the execution of this Agreement, the Purchaser shall:

(i)                                     deliver to Berman Rennert Vogel & Mandler, P.A. (“Shareholders’ Counsel”) an Escrow Agreement in a form reasonably acceptable to the Purchaser, Shareholders’ Counsel and the Shareholder Representative (the “Earnest Money Escrow Agreement”); and

(ii)                                  deposit an amount equal to One Hundred Thousand Dollars ($100,000) (the “Initial Earnest Money Amount”) with Shareholders’ Counsel under the Earnest Money Escrow Agreement.

(b)                                 On or prior to the Initial Expiration Date, the Purchaser may, at its option, deposit an additional amount equal to One Hundred Thousand Dollars ($100,000) (the “Additional Earnest Money Amount”) with Shareholders’ Counsel under the Earnest Money Escrow Agreement.

Section 3.4                                      Application of Earnest Money to Closing Date Payment.

(a)                                  If the Closing occurs on or prior to the Initial Expiration Date, then the Earnest Money Amount shall be paid on the Closing Date to the Shareholder Representative in accordance with the Earnest Money Escrow Agreement and shall be applied to reduce the Closing Date Payment as contemplated by Section 3.2(a)(ii).

(b)                                 If the Closing occurs after the Initial Expiration Date but on or prior to the Extended Expiration Date and the Purchaser has deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b), then the Earnest Money Amount shall be paid on the Closing Date to the Shareholder Representative in accordance with the Earnest Money Escrow Agreement and shall be applied to reduce the Closing Date Payment as contemplated by Section 3.2(a)(ii).

Section 3.5                                      Forfeiture of Earnest Money.

(a)                                  If the Purchaser has not deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b) and the Closing has not occurred on or prior to the Initial Expiration Date for any reason other than Shareholders’ Failure, then the Purchaser shall forfeit all rights to the Initial Earnest Money Amount, Shareholders’ Counsel shall pay such amount to the Company in accordance with the Earnest Money Escrow Agreement and this Agreement shall terminate forthwith.

(b)                                 If the Purchaser has deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b) and the Closing has not occurred on or prior to the Extended Expiration Date for any reason other than Shareholders’ Failure, then the Purchaser shall forfeit all rights to the Earnest Money Amount, Shareholders’ Counsel shall pay such amount to the Company in accordance with the Earnest Money Escrow Agreement and this Agreement shall terminate forthwith.

Section 3.6                                      Refund of Earnest Money.

(a)                                  If the Purchaser has not deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b) and the Closing has not occurred on or prior to the Initial Expiration Date due to Shareholders’ Failure, then Shareholders’ Counsel shall refund the Initial Earnest Money Amount to the Purchaser in accordance with the Earnest Money Escrow Agreement.

(b)                                 If the Purchaser has deposited the Additional Earnest Money Amount with Shareholders’ Counsel as contemplated by Section 3.3(b) and the Closing has not occurred on or prior to the Extended Expiration Date due to Shareholders’ Failure, then the Shareholders’ Counsel shall refund the Earnest Money Amount to the Purchaser in accordance with the Earnest Money Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Indemnifying Shareholder hereby severally (pro rata in accordance with such Shareholder’s Adjusted Percentage Interest), but not jointly, represents and warrants to the Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1                                      Organization.  The Company and each of its Subsidiaries are corporations duly formed and validly existing under the Laws of the State of Florida and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company and each of its Subsidiaries is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it required such qualification or registration, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company has heretofore made available to the Purchaser true, correct and complete copies of the charter documents of the Company and each of its Subsidiaries as currently in effect and the corporate record books, with respect to actions taken by its shareholders.  Schedule 4.1 contains a true and correct list of the jurisdictions in which the Company and each of its Subsidiaries are qualified or registered to do business as a foreign corporation.

Section 4.2                                      Authorization.  The Company and each of its Subsidiaries, as applicable, have the right, power and capacity to execute and deliver each Company Ancillary Document to which such Company or Subsidiary is a party to and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

Section 4.3                                      Capital Stock.  Schedule 1.1(a) accurately sets forth the capital structure of the Company by listing thereon the number of shares of capital stock of the Company which are authorized and which are issued and outstanding.  All of the issued and outstanding shares of capital stock of the Company (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 1.1(a), and (c) were not issued or acquired by the holders thereof in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities.  Except as disclosed on Schedule 1.1(a), (i) no shares of capital stock of the Company are reserved for issuance or are held as treasury shares, (ii) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or membership interests, as applicable, of the Company or any of its Subsidiaries other than as contemplated by this Agreement; (iii) there are no outstanding contracts or other agreements of the Company, the Shareholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any shares of the capital stock of the Company or any of its Subsidiaries; (iv) there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company or any of its Subsidiaries; and (v) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries has ever purchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its Subsidiaries.  Schedule 4.3 also lists all dividends or distributions made by the Company to its shareholders since January 1, 2002.

Section 4.4                                      Subsidiaries.  Except as set forth on Schedule 4.4 and other than the Company’s ownership of the Subsidiaries, neither the Company nor any of its Subsidiaries has ever owned, and does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

Section 4.5                                      Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement, the Shareholder Ancillary Documents and the Company Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company or any of its Subsidiaries, (b) except as indicated on Schedule 4.5, any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to the Company or any of its Subsidiaries, (c) any judgment, decree or order of any Governmental Entity to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties are bound or (d) any Law or arbitration award applicable to the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Shareholder Ancillary Documents or the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby except to the extent the failure to obtain any such consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity would not have a Material Adverse Effect.

Section 4.6                                      Real Property.

(a)                                  Attached to Schedule 4.6(a) are true and correct legal descriptions of the Owned Real Property.  Except as set forth on Schedule 4.6(a), neither the Company nor any of its Subsidiaries owns or has ever owned any real property.  Except as set forth on Schedule 4.6(a), as of the Closing Date, neither the Company nor any of the Subsidiaries will own any real property.  Except as set forth on Schedule 4.6(a), the Company or one of its Subsidiaries owns good, marketable and insurable (at ordinary rates) title in fee simple absolute to the Owned Real Property and to all buildings, structures and other improvements thereon, in each case free of all Liens except the Permitted Liens.  Except as set forth on Schedule 4.6(a), the Company and its Subsidiaries, as applicable, have fulfilled and performed in all material respects all their obligations, and all obligations binding upon the Owned Real Property, under each of the agreements or encumbrances to which the Owned Real Property is subject, and neither the Company nor any of its Subsidiaries is in breach or default under, or in violation of or noncompliance with, any such agreements of encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance.  The consummation of the transactions contemplated by this Agreement, the Shareholder Ancillary Documents or the Company Ancillary Documents will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any agreement or encumbrance to which the Owned Real Property is subject, or require any consent, approval or act of, notice to or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such agreement or encumbrance. The Owned Real Property has received all approvals of Governmental Entities (including licenses and permits) required in connection with the ownership or operation thereof.  There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. There are no parties (other than the Company or one of its Subsidiaries) in possession of the Owned Real Property. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property, and the Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Entity.  Neither the whole nor any part of the Owned Real Property is subject to any casualty or loss that has not been repaired and restored (and for which all costs in connection therewith have been paid in full).

(b)                                 Attached to Schedule 4.6(b) are true and correct legal descriptions of the Leased Real Property.

(c)                                  The Company or one of its Subsidiaries as listed on Schedule 4.6(b) has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

(d)                                 To the knowledge of any Shareholder, no portion of the Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.  Except for the Permitted Liens, no Real Property is subject to (i) any governmental decree or order or threatened or proposed order or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e)                                  The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used.  To the knowledge of any Shareholder, none of the buildings and improvements owned or utilized by the Company or any of its Subsidiaries is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.  To the knowledge of any Shareholder, there is no condemnation, expropriation or similar proceeding pending or threatened against any of the Real Property or any improvement thereon.  Except as set forth on Schedules 4.6(a) and (4.6(b), the Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business.

Section 4.7                                      Title to Assets; Related Matters.  Except as set forth on Schedule 4.7, the Company and its Subsidiaries have good and marketable title to all of their respective property and assets, free and clear of all Liens except Permitted Liens.  All equipment and other items of tangible personal property and assets of the Company and its Subsidiaries (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) conform to all applicable Laws.  No Shareholder has any Knowledge of any defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear.  No Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any of its Subsidiaries, except for the leased items that are subject to personal property leases.  Except as set forth on Schedule 4.7, since January 1, 2002, neither the Company nor any of its Subsidiaries has sold, transferred or disposed of any assets other than sales of obsolete or surplus vehicles, inventory, furniture, fixtures or equipment.  Schedule 4.7 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company and each of its Subsidiaries having a book value of more than $10,000.

Section 4.8                                      Guaranteed Obligations.  Except as set forth on Schedule 4.8, neither the Company nor any of its Subsidiaries has any Guaranteed Obligations.

Section 4.9                                      Financial Statements.  The Financial Statements are attached as Schedule 4.9(a) hereto.  The Financial Statements have been prepared from, and may be reconciled with, the books and records of the Company and its Subsidiaries, which books and records are maintained in accordance with GAAP (except as expressly noted on Schedule 4.9(a)) consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Company and its Subsidiaries.  Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Company and its Subsidiaries, as applicable, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, or for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or on Schedule 4.9(a)) consistently applied during the periods involved.  Except as set forth on Schedule 4.9, since December 31, 2004, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any of its Subsidiaries.

Section 4.10                                No Undisclosed Liabilities.  Except as disclosed on Schedule 4.10, neither the Company nor any of its Subsidiaries has any liability or obligation (whether absolute, accrued, contingent or otherwise) which would be required to be set forth in GAAP financial statements that is not adequately reflected or provided for in the Interim Balance Sheet or the Financial Statements, except liabilities and obligations that have been incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with the past practice of the Company, and are not (singly or in the aggregate) material to the Company or any of its Subsidiaries.  As of the Closing, except trade payables and accrued expenses arising in the ordinary course of business, neither the Company nor any of its Subsidiaries shall have any Funded Indebtedness or Guaranteed Obligations.

Section 4.11                                Absence of Certain Changes.  Since December 31, 2004 and except as set forth on Schedule 4.11, there has not been (i) any Material Adverse Effect, or (ii) any damage, destruction, loss or casualty to property or assets of the Company or any of its Subsidiaries with a value in excess of $25,000, whether or not covered by insurance.

Section 4.12                                Legal Proceedings.  Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of any Shareholder, threatened against, relating to or involving the Company, any of its Subsidiaries or its respective personal property before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or threatened (to the extent that any Shareholder has knowledge thereof) against, relating to or involving the Company, any of its Subsidiaries or its respective real or personal property before any Governmental Entity (including any of those set forth on Schedule 4.12), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13                                Compliance with Law.  Except as set forth on Schedule 4.13, the Company and each of its Subsidiaries are (and have been at all times during the past five (5) years) in compliance with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees), except where such noncompliance would not have a Material Adverse Effect.  Except as set forth on Schedule 4.13, (i) neither the Company nor any of its Subsidiaries has been charged with, has received written notice that it is under investigation with respect to, or, to the Knowledge of any Shareholder, is otherwise now under investigation with respect to, a violation of any applicable Law, (ii) neither the Company nor any of its Subsidiaries is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (iii) the Company and each of its Subsidiaries have filed all reports and have all licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof, except where the failure to so file would not have a Material Adverse Effect.

Section 4.14                                Company Contracts.  Schedule 4.14 sets forth a true, correct and complete list of the following contracts currently in effect to which the Company or any of its Subsidiaries is a party (the “Company Contracts”) (other than any Company Benefit Plans set forth on Schedule 4.17 and insurance policies on Schedule 4.19):

(a)                                  all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company or any of its Subsidiaries;

(b)                                 all leases relating to the Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $25,000 individually by the Company or any of its Subsidiaries;

(c)                                  all contracts and agreements that limit or restrict the Company, any of its Subsidiaries from engaging in any business in any jurisdiction;

(d)                                 all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $25,000;

(e)                                  all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(f)                                    all contracts and agreements granting any Person a Lien on all or any part of any asset;

(g)                                 all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(h)                                 all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(i)                                     all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(j)                                     all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k)                                  all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or any of its Subsidiaries.

(l)                                     all contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(m)                               all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(n)                                 any contract or agreement ever entered into involving the sale or purchase of assets currently used in connection with the Business or capital stock of any Person other than in the ordinary course of business, or a merger, consolidation, business combination or similar extraordinary transaction;

(o)                                 all outstanding powers of attorney empowering any Person to act on behalf of the Company or any of its Subsidiaries; and

(p)                                 all existing contracts and commitments (other than those described in subsections (a) through (p) of this Section 4.14) to which the Company or any of its Subsidiaries is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from the Company or any of its Subsidiaries of more than $25,000 individually or (ii) that is material to the Company or any of its Subsidiaries, individually or in the aggregate.

True, correct and complete copies of all Company Contracts have been made available to the Purchaser.  The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Shareholders, each other party to such Company Contracts.  There is no existing default or breach of the Company or any of its Subsidiaries, as applicable, under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of any Shareholder, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract.  Neither the Company nor any of its Subsidiaries is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to the Company, any of its Subsidiaries or the real or personal property of the Company or any of its Subsidiaries.

Section 4.15                                Tax Returns; Taxes.  Except as otherwise disclosed on Schedule 4.15:

(a)                                  The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing.

(b)                                 The Company has made available to Purchaser correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2000.  None of such Tax Returns has been audited or currently is the subject of an audit.

(c)                                  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(e)                                  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated U.S. Tax Return (other than a group the common parent of which was the Company).

Section 4.16                                Officers and Employees.   Schedule 4.16 contains a true and complete list of (a) all of the officers of the Company and each of its Subsidiaries, specifying their position and annual rate of compensation and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company and each of its Subsidiaries as of the date hereof, specifying their position, status, annual salary or hourly wages, and consulting or other independent contractor fees.  None of the employees of the Company or its Subsidiaries is subject to any Employment Agreement with the Company, and all such employees are terminable at will with no right to severance.  Neither the Company, its Subsidiaries nor the Shareholders have received a claim from any Governmental Entity to the effect that the Company or any of its Subsidiaries has improperly classified as an independent contractor any Person named on Schedule 4.16.  Except as set forth on Schedule 4.16, neither the Company, any of its Subsidiaries nor any Shareholder has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company or any of its Subsidiaries with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.  Except as indicated on Schedule 4.16, all officers and employees of the Company and its Subsidiaries are active on the date hereof.

Section 4.17                                Company Benefit Plans.

(a)                                  Schedule 4.17(a) contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has made or has been required to make contributions at any time.  Any Company Benefit Plan currently sponsored, maintained or contributed to by the Company or any of its Subsidiaries (a “Current Company Benefit Plan”) and any special tax status enjoyed by such Current Company Benefit Plan is noted on such schedule.

(b)                                 Except as set forth on Schedule 4.17(b):

(i)                                     With respect to each Current Company Benefit Plan identified on Schedule 4.17(a), the Company has heretofore delivered or made available to the Purchaser true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service with respect to each Current Company Benefit Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests and such other documentation with respect to any Company Benefit Plan (whether current or not) as is reasonably requested by the Purchaser.

(ii)                                  The Company’s and its Subsidiaries’ records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a usable electronic form.

(iii)                               No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or subject to Section 302 of ERISA.

(iv)                              No Company Benefit Plan or ERISA Affiliate Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v)                                 Each Company Benefit Plan has been established, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws.  Neither the Company nor any of its Subsidiaries has incurred, and, to the Knowledge of any Shareholder, no fact exists that reasonably could be expected to result in any liability to the Company or any of its Subsidiaries with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

(vi)                              To the Knowledge of any Shareholder, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt.  Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

(vii)                           There is no pending or threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and, to the Knowledge of any Shareholder, there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding.

(viii)                        The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

(ix)                                No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for any Person for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by ERISA, the Code or any Applicable Benefit Law and only to the extent required under ERISA, the Code or any Applicable Benefit Law.

(x)                                   All contributions or premiums required to be made by the Company or any of its Subsidiaries under the terms of each Company Benefit Plan or by Applicable Benefit Law have been made in a timely fashion in accordance with Applicable Benefit Law and the terms of the Company Benefit Plan.  Each Company Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis.

(xi)                                No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.  The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(xii)                             To the Knowledge of any Shareholder, there have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and neither the Company, any of its Subsidiaries nor any of their respective agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

(xiii)                          The Company has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company, and no additional contributions would be required to properly effect such termination.

(xiv)                         The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not entitle any Person to severance pay or unemployment compensation.

Section 4.18                                Labor Relations.  Except as set forth on Schedule 4.18:

(a)                                  none of the Company’s or Subsidiaries’ employees have been, or currently are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity;

(b)                                 none of the Company’s or Subsidiaries’ employees have been or currently are a signatory to a collective bargaining agreement with any trade union, labor organization or group;

(c)                                  no representation election petition or application for certification has been filed by employees of the Company or any of its Subsidiaries or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any of its Subsidiaries has occurred, is in progress or, to the knowledge of any Shareholder, is threatened;

(d)                                 neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice and neither the Company nor any of its Subsidiaries is aware of any pending or, to the Knowledge of any Shareholder, threatened labor board proceeding of any kind, including any such proceeding against the Company, any of its Subsidiaries or any trade union, labor union, employee organization or labor organization representing the Company’s or any of its Subsidiaries’ employees;

(e)                                  no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement has been filed or is pending or, to the Knowledge of the any Shareholder, has been threatened;

(f)                                    no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Company or any of its Subsidiaries has occurred, is in progress or, to the Knowledge of the any Shareholder, has been threatened;

(g)                                 no breach of contract or denial of fair representation claim is pending or, to the Knowledge of any Shareholder, threatened against the Company or any of its Subsidiaries or any trade union, labor union, employee organization or labor organization representing the Company’s or any of its Subsidiaries’ employees;

(h)                                 no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations is pending or, to the Knowledge of any Shareholder, threatened under the FLSA, United States Davis-Bacon Act, United States Walsh-Healey Act, or United States Service Contract Act or any other federal, state, local or foreign Law;

(i)                                     no discrimination or retaliation claim, complaint, charge or investigation is pending or, to the Knowledge of any Shareholder, threatened against the Company or any of its Subsidiaries under the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA and FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law;

(j)                                     no citation has been issued by OSHA against the Company or any of its Subsidiaries and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company or any of its Subsidiaries is pending or, to the Knowledge of any Shareholder, threatened against the Company or any of its Subsidiaries under the United States Occupational Health and Safety Act of 1970 or any other applicable Law relating to occupational safety and health;

(k)                                  no workers’ compensation or retaliation claim, complaint, charge or investigation is pending against the Company or any of its Subsidiaries;

(l)                                     no investigation or citation of the Company or any of its Subsidiaries has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of any Shareholder, threatened under federal or foreign immigration Law;

(m)                               neither the Company nor any of its Subsidiaries has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN (other than any such action for which timely notice was given in accordance with WARN) or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

(n)                                 no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, is pending or, to the Knowledge of any Shareholder, threatened against the Company or any of its Subsidiaries under any applicable Law;

(o)                                 the Company and each of its Subsidiaries have maintained and currently maintain adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims;

(p)                                 the Company and each of its Subsidiaries are in compliance with all applicable Labor Laws except where such noncompliance would not have a Material Adverse Effect;

(q)                                 neither the Company nor any of its Subsidiaries is liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law;

(r)                                    the Shareholders have provided the Purchaser with a copy of the Company’s employee handbook which includes the Company’s policy for providing leaves of absence under FMLA and its FMLA notices; and

(s)                                  the Company and each of its Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of its

Subsidiaries have been subject to any special or penalty assessment under such legislation that has not been paid.

Section 4.19                                Insurance Policies.  Schedule 4.19 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid.  All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and shall be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Closing Date and neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.20                                Environmental, Health and Safety Matters.  Except as set forth on Schedule 4.20:

(a)                                  the Company and each of its Subsidiaries possess all permits and approvals required under, and each is in compliance with, all Environmental Laws applicable to the Company or the Shareholders, and the Company and each of its Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder except, in each instance, where such noncompliance would not have a Material Adverse Effect;

(b)                                 neither the Company nor any of its Subsidiaries has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against the Company or any of its Subsidiaries under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

(c)                                  neither the Company nor any of its Subsidiaries has entered into or agreed to enter into, and neither the Company nor any of its Subsidiaries has contemplated entering into, any consent decree or order, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d)                                 neither the Company nor any of its Subsidiaries has been notified by a Governmental Entity that it is in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e)                                  to the Knowledge of the Shareholders, neither the Company nor any of its Subsidiaries is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any Hazardous Material was Released;

(f)                                    to the Knowledge of the Shareholders, the Company has heretofore made available to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters regarding the Real Property; and neither the Company nor any of its Subsidiaries has paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters; and

(g)                                 neither the Company nor any of its Subsidiaries has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.21                                Intellectual Property.

(a)                                  Schedule 4.21(a) contains a list of all Company Registered Intellectual Property.

(b)                                 Except as set forth on Schedule 4.21(b), no Company Intellectual Property or product or service used by the Company or any of its Subsidiaries related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service.  Each item of Company Registered Intellectual Property is valid and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(c)                                  The Company owns and has good title to, or has licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Company or any of its Subsidiaries, including the sale of any products or the provision of any services of the Company or any of its Subsidiaries, free and clear of all Liens except Permitted Liens.

(d)                                 The Company owns and has good title to all copyrighted works used by the Company or any of its Subsidiaries that (i) are products of the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries otherwise expressly purports to own, free and clear of all Liens except Permitted Liens. Schedule 4.21(d) lists all works of original authorship used by the Company or any of its Subsidiaries and prepared by or on behalf of the Company or any of its Subsidiaries (including Software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company has obtained or is seeking a copyright registration for such works.

(e)                                  To the extent that the Company Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the operations of the Company and each of its Subsidiaries as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(f)                                    The operations of the Company and its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ design, development, marketing and sale of the products or services of the Company’s and its Subsidiaries’ (including with respect to products currently under development), has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of any Shareholder, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)                                 The Shareholders have no Knowledge of, and have not received written notice of or any other overt threat from any third party, that the operation of the Company and its Subsidiaries as it is currently conducted, or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h)                                 Except as set forth on Schedule 4.21(h) and to the Knowledge of the Shareholders, no Person has or is infringing or misappropriating any Company Intellectual Property.

Section 4.22                                Software.

(a)                                  Schedule 4.22(a) sets forth a true and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of the Company Proprietary Software or Company Licensed Software.

(b)                                 The Company has all right, title and interest in and to all Intellectual Property rights in the Company Proprietary Software.  The Company has developed the Company Proprietary Software through its own efforts, as described in Section 4.22(d), and for its own account, and the Company Proprietary Software is free and clear of all Liens except Permitted Liens.  The use of the Company Software does not breach any term of any license or other contract between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand.  The Company and each of its Subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Company or any of its Subsidiaries relating to the Company Licensed Software.

(c)                                  The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other Intellectual Property right of any third party.

(d)                                 The Company Proprietary Software was: (i) developed by the Company’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its Intellectual Property rights in the Company Proprietary Software.  Neither the Company nor any of its Subsidiaries has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e)                                  Neither the Company nor any of its Subsidiaries has granted rights in the Company Software to any third party.

Section 4.23                                Transactions with Affiliates.  Except as set forth on Schedule 4.23, no officer or director of the Company or any of its Subsidiaries, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of the Company or any of its Subsidiaries has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries.  Schedule 4.23 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries.

Section 4.24                                Undisclosed Payments.  Neither the Company, its Subsidiaries nor any of their respective officers or directors, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company or any of its Subsidiaries.

Section 4.25                                Supplier Relations.  Schedule 4.25 contains a complete and accurate list of the names of the Suppliers.  The Company and its Subsidiaries maintain good relations with its Suppliers and, to the Knowledge of the Shareholders, no event has occurred that could materially and adversely affect the Company’s or its Subsidiaries’ relations with any Supplier.  The Shareholders do not have any Knowledge to the effect that any current Supplier may terminate or materially alter its business relations with the Company or any of its Subsidiaries, either as a result of the transactions contemplated hereby or otherwise.

Section 4.26                                Notes and Accounts Receivable.

(a)                                  Notes Receivable.  Except as set forth on Schedule 4.26(a), there are no notes receivable of the Company and its Subsidiaries owing by any director, officer or employee of the Company or any of its Subsidiaries or by any Shareholder.

(b)                                 Accounts Receivable.  The Shareholders have delivered to the Purchaser a true and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  Except as set forth on Schedule 4.26(b), to the Knowledge of the Shareholders, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables has been made subject to an assignment for the benefit of creditors.  Except as set forth on Schedule 4.26(b), all Receivables reflected on the Interim Balance Sheet (net of any reserves shown thereon, which reserves shall be established in accordance with the past practices of the Company) (i) are valid, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of the Business and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien.  Except as set forth on Schedule 4.26(b), all such Receivables are current, there are no disputes regarding the collectibility of any such Receivables.  Neither the Company nor any of its Subsidiaries has factored any of its Receivables.

(c)                                  Accounts Payable.  The accounts payable of the Company and its Subsidiaries reflected on the Interim Balance Sheet arose from bona fide transactions in the ordinary course of business.

Section 4.27                                Licenses.  Schedule 4.27 is a true and complete list of all Licenses held by the Company or any of its Subsidiaries.  The Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted.  All Licenses are valid, binding and in full force and effect.  The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License.  The Company has taken all necessary action to maintain each License, except where the failure to so act shall not have a Material Adverse Effect.  To the Knowledge of the Shareholder, no loss or expiration of any License is threatened, pending or reasonably foreseeable (other than expiration upon the end of any term).

Section 4.28                                Ethical Practices.  Neither the Company, any of its Subsidiaries nor any representative thereof has offered or given, and no Shareholder has any Knowledge of any Person that has offered or given on the Company’s behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29                                Product and Service Warranties.

(a)                                  Except as set forth on Schedule 4.29, neither the Company nor any of its Subsidiaries makes any express warranty or guaranty as to goods sold, or services provided, by the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of any Shareholder, threatened claim alleging any breach of any such warranty or guaranty.

(b)                                 Except as set forth on Schedule 4.29, adequate reserves for any expense to be incurred by any Company or any of its Subsidiaries as a result of any express warranty or guaranty as to goods sold, or services provided, by any Company or any of its Subsidiaries prior to the Closing will be reflected on the Final Working Capital Schedule.

Section 4.30                                Brokers, Finders and Investment Bankers.  Except as set forth on Schedule 4.30, neither the Company, any of its Subsidiaries, nor any officer, member, director or employee of the Company or any of its Subsidiaries nor any Affiliate of the Company or any of its Subsidiaries, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.31                                Bank Accounts.  Schedule 4.31 sets forth a true, correct and complete list and description of any bank account used the Company or any of its Subsidiaries.

Section 4.32                                Disclosure.

(a)                                  No representation, warranty or covenant made by the any Shareholder in this Agreement, any Shareholder Ancillary Document or any Company Ancillary Document omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(b)                                 Prior to the execution hereof, the Company has delivered or made available to the Purchaser true and complete copies of the Company Contracts, all documents evidencing any of the

Intellectual Property or any Lien on any asset of the Company or any of its Subsidiaries, and all other documents and instruments identified or referred to in the Schedules.

ARTICLE V
INDIVIDUAL REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to the Purchaser, solely as such representations and warranties relate to such Shareholder and not with respect to any other Shareholder, as follows as of the date hereof and the Closing Date:

Section 5.1                                      Authorization.  Each such Shareholder has the right, power and capacity to execute and deliver this Agreement and each Shareholder Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Shareholder Ancillary Documents shall be as of the Closing Date, duly executed and delivered by each such Shareholder and does or shall, as the case may be, constitute the valid and binding agreements of such Shareholder enforceable against such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.2                                      Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Shareholder Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any contract, will, agreement, permit, franchise, license or other instrument applicable to such Shareholder, (b) any judgment, decree or order of any Governmental Entity to which such Shareholder is a party or by which such Shareholder or any of their respective properties are bound or (d) any Law or arbitration award applicable to such Shareholder.

Section 5.3                                      Ownership of Equity.

(a)                                  Such Shareholder has good and valid title to and beneficial ownership of the number of Shares set forth next to the Shareholder’s name on Schedule 1.1(a), and such Shares are free and clear of all Liens except as set forth on Schedule 5.3(a).

(b)                                 Other than the Shares listed on Schedule 1.1(a), such Shareholder owns no shares of capital stock of the Company or any other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

Section 5.4                                      Legal Proceedings.                                           There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of such Shareholder, threatened against, relating to or involving such Shareholder which could reasonably be expected to adversely affect such Shareholder’s ability to consummate the transactions contemplated by this Agreement or any Shareholder Ancillary Document.

Section 5.5                                      Amounts Owed to Shareholder.  Neither the Company nor any of its Subsidiaries owes or is obligated to pay such Shareholder any amount in their capacity as a shareholder, and such Shareholder (in its capacity as a shareholder) has no claim of any kind against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Shareholders as follows:

Section 6.1                                      Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph hereof as its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2                                      Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.3                                      Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any statute, law, rule or regulation applicable to the Purchaser, except for compliance with the applicable requirements of the HSR Act.

Section 6.4                                      Investment Intent.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.  Purchaser is acquiring the Shares for its own account for investment purposes and not with a view to the distribution or resale thereof.  Purchaser is a sophisticated investor with knowledge and experience in business and financial matters.  Purchaser has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Shares.  Purchaser is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1                                      Conduct of Business by the Company.  Except as set forth on Schedule 7.1, except as expressly required hereby or except as otherwise consented to in advance in writing by the Purchaser, for the period commencing on the date hereof and ending on the Closing Date, the Shareholders will cause the Company and each of its Subsidiaries to:

(a)                                  conduct the Business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Company or any of its Subsidiaries, except those in the ordinary course of business and not otherwise prohibited under this Section 7.1;

(b)                                 use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Company and each of its Subsidiaries, keep the officers and employees of the Company and each of its Subsidiaries available to the Purchaser and preserve the relationships and goodwill of the Company and each of its Subsidiaries with customers, distributors, suppliers, employees and other Persons having business relations with the Company or any of its Subsidiaries;

(c)                                  maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of the Business requires such qualification;

(d)                                 duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due, or file extensions with respect to all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e)                                  maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all equipment, fixtures and other tangible personal property located on the Real Property;

(f)                                    except as contemplated by the Guardsource Agreement, not authorize for issuance or issue and deliver any additional shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(g)                                 not amend or modify its charter documents;

(h)                                 except as contemplated by the Guardsource Agreement, not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(i)                                     not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company or any of its Subsidiaries (including any of the Company Intellectual Property);

(j)                                     not (i) sell any asset, other than obsolete or surplus vehicles, inventory, furniture, fixtures or equipment and other than goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by any asset of the Company or any of its Subsidiaries, (iii) grant, create, incur or suffer to exist any Lien on any asset of the Company or any of its Subsidiaries that did not exist on the date hereof other than Permitted Liens or otherwise in the ordinary course of business, (iv) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (v) write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment on the books or records of the Company or any of its Subsidiaries, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any debt or waive any claim or right other than in the ordinary course of business, (viii) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $10,000 in the case of any single expenditure or $25,000 in the case of all capital expenditures or (ix) enter into any material contract or agreement without the written consent of the Purchaser;

(k)                                  not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the ordinary course of business to the extent consistent with past practice;

(l)                                     not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except in the ordinary course of business to the extent consistent with the past practice or except pursuant to the transactions contemplated by this Agreement;

(m)                               not adopt any Company Benefit Plan or promise or commit to undertake such action in the future;

(n)                                 not enter into a collective bargaining agreement;

(o)                                 not enter into any Employment Agreement except an Approved Employment Agreement;

(p)                                 continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(q)                                 perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Company Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be a Company Contract, in each case, other than in the ordinary course of business consistent with past practice;

(r)                                    not increase any reserves for contingent liabilities (excluding any adjustment to any such reserves in the ordinary course of business consistent with past practice);

(s)                                  maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company or any of its Subsidiaries;

(t)                                    continue to maintain its books and records on a basis consistent with the Company’s past practice;

(u)                                 continue its cash management practices in the ordinary course of business consistent with past practice;

(v)                                 not make or change any election relating to Taxes, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Purchaser, the Company or any of the Company’s Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date; and

(w)                               not authorize, or commit or agree to take, any of the foregoing actions that are prohibited by this Section 7.1.

In connection with the continued operation of the Company and its Subsidiaries during the period commencing on the date hereof and ending on the Closing Date, the Shareholder Representative shall confer, and shall cause the Company to confer, in good faith on a regular and frequent basis with the Purchaser regarding operational matters and the general status of on-going operations of the Company and its Subsidiaries.  Each Shareholder hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such consultations.

Section 7.2                                      Inspection and Access to Information.  During the period commencing on the date hereof and ending on the Closing Date, the Shareholders will, and will cause the Company, its Subsidiaries and their respective officers, directors, employees, auditors and agents to, provide the Purchaser and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable hours, upon reasonable notice and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause the Company’s officers to furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company or any of its Subsidiaries and otherwise reasonably cooperate with the conduct of due diligence by the Purchaser and its representatives.

Section 7.3                                      Notices of Certain Events.  Each Party shall promptly notify the other Parties of:

(a)                                  any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of any Shareholder hereunder being inaccurate in any material respect;

(b)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c)                                  any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

(d)                                 any action, suit, claim, investigation or proceeding commenced or, to such Person’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated hereby; and

(e)                                  (i) the damage or destruction by fire or other casualty of any asset or part thereof of the Company or any of its Subsidiaries or (ii) any asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of such Person, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation eminent domain or other similar governmental action.

Subject to Section 7.7, each Party hereby acknowledges that the other Parties do not and shall not waive any right it may have hereunder as a result of such notifications.

Section 7.4                                      No Solicitation of Transactions.  During the period commencing on the date hereof and ending on the Closing Date, the Shareholders will not, and shall cause the Company, each of its Subsidiaries and its respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Purchaser or an Affiliate of the Purchaser with respect to a sale of all or any substantial portion of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company or any of its Subsidiaries, or the liquidation or similar extraordinary transaction with respect to the Company or any of its Subsidiaries.

Section 7.5                                      Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.14 and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)                                  Each Party promptly shall make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Company or any of its Subsidiaries or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents).  Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                                  The Company shall give all notices to third parties and use its commercially reasonable efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.14 and the other Schedules, (iii) required to avoid a breach of or default under any Company Contract in connection with the consummation of the transactions contemplated hereby or (iv) required to prevent a Material Adverse Effect, prior to or on the Closing Date.

(d)                                 Each Party shall give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which would be likely to cause any representation or warranty of any Shareholder or the Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that shall or may result in the failure to satisfy any condition specified in Article VIII and (ii) any failure of any Shareholder or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. Each Shareholder hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.

Section 7.6                                      Public Announcements.  Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

Section 7.7                                      Supplements to Schedules.  From time to time up to the Closing, the Shareholders shall promptly supplement or amend the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby.  Upon Purchaser’s receipt of such supplement or amendment to the applicable Schedule shall be deemed to be automatically updated as set forth therein; provided that no supplement furnished pursuant to this Section 7.7 shall be deemed to cure any material breach of any representation or warranty existing on the date of this Agreement.

Section 7.8                                      Company Benefit Plans.

(a)                                  Company Benefit Plan Contributions.  Prior to the Closing Date, the Company shall make all required contributions, including any employer matching and profit sharing contributions under each Company Benefit Plan that is a pension benefit plan within the meaning of ERISA § 3(2) (“Company Pension Plan”) and shall make all required contributions and pay all premiums required under any other Company Benefit Plan with respect to periods ending on or prior to the Closing Date.

(b)                                 FMLA Information.  On or prior to the Closing Date, the Shareholders shall cause to be delivered to the Purchaser a schedule setting forth each employee who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; each employee who has requested FMLA leave to begin after the Closing Date; a description of the leave requested; and a copy of all notices provided to such employees regarding that leave.

(c)                                  Communications.  None of the Shareholders, the Company, any of its Subsidiaries nor their respective officers, directors, employees, agents and representatives shall make any communication to employees of the Company or any of its Subsidiaries regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Purchaser or one of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written consent of the Purchaser.

Section 7.9                                      Insurance.  If requested by the Purchaser, the Shareholders shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company or any of its Subsidiaries that are currently in force.  All costs relating to the actions described in this Section 7.9 shall be borne by the Purchaser.

Section 7.10                                Non-Competition.

(a)                                  Confidential Information.  Each Shareholder shall hold in confidence at all times during the period commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time during such period in a manner that is directly competitive with the Business without the prior written consent of the Purchaser.

(b)                                 Noncompetition.

(i)                                     Each Shareholder hereby acknowledges that (A) the Company and its Subsidiaries conduct the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the Company, it is essential that any noncompete covenant with respect thereto cover all of the Business and the entire Territory.

(ii)                                  No Shareholder shall, during the Noncompete Period, in any manner, directly or indirectly, engage in, have an equity or profit interest in, or render services of substantially the same nature and type rendered to the Company by such Shareholder to any Person that conducts any of the Business in the Territory; provided, however, that nothing herein shall prohibit a Shareholder or any Affiliate of a Shareholder from owning (A) not more than five percent (5%) of the outstanding shares of a publicly-held corporation subject to the periodic reporting requirements of the Securities Exchange Act of 1933, as amended, engaged in the Business; or (B) any equity or profit interest in any other Person set forth on Schedule 7.10(b) to the extent of such interest prior to the date hereof.

(c)                                  Nonsolicitation.  No Shareholder shall, during the Noncompete Period, in any manner, directly or indirectly (other than through general advertisements or solicitations) or by assisting any other Person, recruit or hire away or attempt to recruit or hire away, on any of their behalves or on behalf of any other Person, any employee of the Company or any of its Subsidiaries.

(d)                                 Severability.  In the event a judicial or arbitral determination is made that any provision of this Section 7.10 constitutes an unreasonable or otherwise unenforceable restriction against any Shareholder or any Affiliate of any Shareholder, the provisions of this Section 7.10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Shareholder or Affiliate of such Shareholder.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.10 and to apply the provisions of this Section 7.10 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 7.10 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the any Shareholder or Affiliate of such Shareholder violates such prohibitions in any respect.

(e)                                  Injunctive Relief.  Any remedy at law for any breach of the provisions contained in this Section 7.10 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 7.11                                Tax Matters.

(a)                                  Tax Periods Ending on or Before the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions) all Tax Returns of the Company and each of its Subsidiaries for all periods ending on or prior to the Closing Date.  Purchaser shall permit the Shareholder Representative to review and comment on each such Tax Return described in the immediately preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

(b)                                 Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions) any Tax Returns of the Company and each of its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date.  Purchaser shall permit the Shareholder Representative to review and comment on each such Tax Return described in the immediately preceding sentence (to the extent such Tax Return relates to the portion of such Taxable period ending on the Closing Date) prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.  For purposes of this Section 7.11(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (y) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (z) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c)                                  Cooperation on Tax Matters.  The Purchaser, the Shareholders, the Company and each of its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and any of its Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Shareholders shall allow the Purchaser to take possession of such books and records.  The Purchaser and the Shareholders agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).  The Purchaser and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(d)                                 In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes covered by Section 11.1(a)(viii) shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(e)                                  Notwithstanding anything else in this Agreement to the contrary (including Section 11.3), in the event of an audit of the Purchaser, the Company or its Subsidiaries that affects Taxes that are described in Section 11.1(a)(viii), the Purchaser shall give notice to the Shareholder Representative in writing of such audit within ten (10) days after it is reasonably clear that the audit may affect such Taxes.  The Shareholder Representative shall then have the right to take over control of the defense of such audit (or of the issues in the audit which affect such Taxes) at it own expense, and shall do so by notifying the Purchaser in writing of such decision within thirty (30) days after receipt of the Purchaser’s notice and shall do so at its own expense.  If the Shareholder Representative fails to give such notice or waives its right to control the audit, then the Purchaser, the Company or the Subsidiaries, shall defend the audit, but shall provide the Shareholder Representative with weekly reports of any developments and copies of any correspondence or documents issued in the audit.  In any event, Purchaser or its Affiliates shall not settle any such audit in a manner which would give rise to a claim for indemnification under Section 11.1(a)(viii) without the prior written consent of the Shareholder Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(f)                                    Tax Sharing Agreements.  Any tax sharing agreement with respect to or involving the Company or any of its Subsidiaries is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(g)                                 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 50% by the Purchaser and 50% by the Shareholders when due, and the Shareholders will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)                                 Refunds and Tax Benefits.  Any Tax refunds that are received by Purchaser, the Company or its Subsidiaries, and any amounts credited against Tax to which Purchaser, the Company or its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and Purchaser shall pay over to the Shareholder Representative any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1                                      Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or the waiver by Purchaser in writing, of each of the following additional conditions:

(a)                                  Injunction.  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)                                 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made.

(c)                                  Representations and Warranties.  The representations and warranties of the Shareholders set forth in Article IV and Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d)                                 Performance of Obligations of the Shareholders.  The Shareholders shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(e)                                  No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any Material Adverse Effect. Between June 30, 2005 and the Closing Date, there shall have not occurred (nor shall the Purchaser have become aware of) any state of facts, change, event, effect or occurrence that is materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of Guardsource, excluding the effects of facts, changes, events, effects or occurrences to the extent related to general economic conditions, acts of war, terrorism or armed hostilities.

(f)                                    Consents and Notices.  The Shareholders shall have obtained and delivered to the Purchaser written consents or waivers in form reasonably satisfactory to the Purchaser of the third parties to those Company Contracts which require the consent of such third parties to avoid any breach, default or violation of such Company Contract in connection with the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect. The Shareholders shall have delivered notices in form reasonable satisfactory to the Purchaser to the third parties to those Company Contracts which require notice to such third parties to avoid any breach, default or violation of such Company Contract in connection with the transactions contemplated hereby, and the Shareholders shall have provided evidence of the delivery of such notices to the Purchaser.

(g)                                 Opinion of Counsel.  The Purchaser shall have received an opinion of Shareholders’ Counsel, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser.

(h)                                 Payoff Letters.  The Shareholders shall have obtained and delivered to the Purchaser payoff letters with respect to all Funded Indebtedness as of the Closing and releases, in form and substance reasonably satisfactory to the Purchaser, of all Liens securing Funded Indebtedness and of all Guaranteed Obligations.

(i)                                     Acquisition. The Company or a wholly-owned subsidiary of the Company shall have acquired all of the outstanding capital stock of Guardsource pursuant to the Guardsource Agreement.

(j)                                     Loans.            All indebtedness, loans, liabilities, promissory notes or other obligations with respect to the payment of money owed by any Shareholder or any officer or director of the

Company or any of its Subsidiaries, or any Affiliate of any of the foregoing, to the Company or any Subsidiary of the Company shall have been paid and satisfied in full.

(k)                                  Fairness Opinion.  The ESOP shall have received the Fairness Opinion.

(l)                                     Ancillary Documents.  The Shareholders and/or the Company, as the case may be, shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 9.2.

Section 8.2                                      Conditions to Obligations of the Shareholders.   The obligations of the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or the waiver by each of the Shareholders in writing, of each of the following additional conditions:

(a)                                  Injunction.  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)                                 Governmental Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance hereof shall have been obtained or made.

(c)                                  Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d)                                 Performance of Obligations by the Purchaser.  The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(e)                                  Loans.  The indebtedness, loans, liabilities, promissory notes or other obligations with respect to the payment of money owed by the Company or any Subsidiary of the Company to any Shareholder, officer or director listed on Schedule 8.2(e) shall have been paid and satisfied in full.

(f)                                    Fairness Opinion.  The ESOP shall have received the Fairness Opinion.

(g)                                 Ancillary Documents.  The Purchaser and/or the Company, as the case may be, shall have delivered, or caused to be delivered, to the Shareholders the documents listed in Section 9.3.

Section 8.3                                      Additional Condition to Obligation of the ESOP.   In addition to the conditions set forth in Section 8.2 hereof, the obligation of the ESOP to consummate the transactions contemplated hereby shall be subject to receipt by the ESOP at or prior to the Closing, or waiver by the ESOP in writing, of the Fairness Opinion.

ARTICLE IX
CLOSING

Section 9.1                                      Closing.  The Closing shall occur on a date designated by the Purchaser within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII that are contemplated to be satisfied prior to the Closing Date, or on such other date as the Parties may agree.  The Closing shall take place at the offices of Shareholders’ Counsel, or at such other place as the Parties may agree.

Section 9.2                                      Shareholders’ Closing Deliveries.  At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Purchaser the following:

(a)                                  a certificate executed by each Shareholder as to compliance with the conditions set forth in Sections 8.1(b), (c), (d) and (e);

(b)                                 stock certificates representing the Shares and accompanying stock powers duly executed by the Shareholders, evidencing the transfer of the Shares to the Purchaser;

(c)                                  waivers, effective as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, of the officers, directors, shareholders and managers, as applicable, of the Company and each of its Subsidiaries, which waive and release all claims against the Company and each of its Subsidiaries, its officers, directors, managers, employees and representatives (and any and all claims against the Purchaser and its Affiliates and any of their officers, directors, managers, employees and representatives to the extent derived from any such claim) arising out of, relating to, or resulting from any cause whatsoever from the beginning of time to the Closing Date; provided, however, that such waivers shall not cover any claims arising under this Agreement, Shareholder Ancillary Documents or Purchaser Ancillary Documents;

(d)                                 a certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to the good standing of the Company and each of its Subsidiaries in their respective jurisdictions of incorporation and in each other jurisdiction where the Company or any Subsidiary is qualified to do business;

(e)                                  the organizational record books, minute books and corporate seal of the Company and each of its Subsidiaries;

(f)                                    the Escrow Agreement;

(g)                                 an executed Consulting Agreement substantially in the form of Exhibit 9.2(g);

(i)                                     an executed Guardsource Agreement;

(j)                                     the opinion of counsel referred to in Section 8.1(g); and

(k)                                  all other documents required to be entered into by the Company, its Subsidiaries and the Shareholders pursuant hereto necessary to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 9.3                                      Purchaser Closing Deliveries.  At the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Shareholders, to the Escrow Agent or to the Company, as applicable, the following:

(a)                                  the Closing Date Payment to be paid to the Shareholder Representative at Closing pursuant to Section 3.2(a)(ii), paid and delivered in accordance with such Section;

(b)                                 a certificate of an authorized officer of the Purchaser as to compliance with the conditions set forth in Sections 8.2(b), (c) and (d);

(c)                                  a certificate by the Secretary or any Assistant Secretary of the Purchaser, dated the Closing Date, as to (1) the good standing of the Purchaser in its jurisdiction of incorporation and (2) the effectiveness of the resolutions of the board of directors of the Purchaser or committee thereof authorizing the execution, delivery and performance hereof by the Purchaser passed in connection herewith and the transactions contemplated hereby;

(d)                                 the Escrow Agreement;

(e)                                  the Escrow Amount to be deposited with the Escrow Agent pursuant to Section 3.2(a)(i) and pursuant to the Escrow Agreement;

(f)                                    an executed Consulting Agreement substantially in the form of Exhibit 9.2(g); and

(g)                                 all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE X
TERMINATION

Section 10.1                                Termination.  This Agreement may be terminated:

(a)                                  in writing by mutual consent of the Parties;

(b)                                 by written notice from the Shareholders to the Purchaser, in the event the Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Shareholders having notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)                                  by written notice from the Purchaser to the Shareholders, in the event the Shareholders (i) fail to perform in any material respect any of their agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breach any of their representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Purchaser having notified the Shareholders of its intent to terminate this Agreement pursuant to this Section 10.1(c); or

(d)                                 by written notice by the Shareholders to the Purchaser or the Purchaser to the Shareholders, as the case may be, in the event the Closing has not occurred on or prior to the “Expiration Date” for any reason other than delay or nonperformance of the Party seeking such termination.

Section 10.2                                Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 10.3                                Effect of Termination.  In the event of termination of this Agreement pursuant to Section 3.5 of this Agreement or pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 7.6 (Public Announcements), Section 12.1 (Notices), Section 12.5 (Controlling Law; Amendment), Section 12.6 (Consent to Jurisdiction, Etc.) and Section 12.13 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE XI
INDEMNIFICATION

Section 11.1                                Indemnification Obligations of the Shareholders.

(a)                                  Subject to the provisions of this Article XI, each Indemnifying Shareholder shall severally (pro rata in accordance with such Shareholder’s Adjusted Percentage Interest), but not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages (including incidental and consequential damages), losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, out of or relating to:

(i)                                     any breach of any representation or warranty made by the Shareholders in this Agreement (other than in Article V hereof);

(ii)                                  any breach of any representation or warranty made by such Shareholder in Article V of this Agreement or in any Shareholder Ancillary Document;

(iii)                               any breach of any covenant, agreement or undertaking made by such Shareholder in this Agreement or in any Shareholder Ancillary Document;

(iv)                              any fraud, willful misconduct or bad faith of such Shareholder in connection with this Agreement, any Company Ancillary Document or any Shareholder Ancillary Document;

(v)                                 any violation of any Environmental Law arising out of, or relating to, (x) any act or omission of the Company, any of its Subsidiaries or its respective employees, agents or representatives prior to the Closing or (y) the ownership, use, control or operation prior to the Closing of any real property, plant, facility, site, area or property by the Company or any of its Subsidiaries (whether currently or previously owned or leased by the Company or any its Subsidiaries);

(vi)                              any violation of any Law by the Company or any of its Subsidiaries prior to the Closing or any breach of any Company Contract by the Company or any of its Subsidiaries prior to the Closing;

(vii)                           any liability or obligation relating to, resulting from or arising out of the administration of any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;

(viii)                        any liability or obligation of the Company or any of its Subsidiaries (x) for any Taxes of the Company or any of its Subsidiaries with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.11(b)) to the portion of such period beginning before and ending on the Closing Date) and (y) for the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(ix)                                any liability or obligation relating to, resulting from or arising out of the Miami Beach Claims; or

(x)                                   any other liability or obligation arising out of or with respect to the operations or actions of the Company or any of its Subsidiaries prior to the Closing, other than (x) the obligations of the Company and its Subsidiaries under Company Contracts to the extent such obligations are not required to be performed on or prior to the Closing Date, (y) any liabilities reflected on the Interim Balance Sheet, and (z) any item disclosed on a Schedule.

(b)                                 The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in Section 11.1(a) above as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

(c)                                  In the event any Shareholder is liable for indemnification for a Purchaser Loss pursuant to more than one subsection in Section 11.1(a) above for the same breach or occurrence, then the Purchaser shall only be permitted to recover for such Purchaser Loss only one time.

Section 11.2                                Indemnification Obligations of the Purchaser.

(a)                                  The Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(i)                                     any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(ii)                                  any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(iii)                               any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents; or

(iv)                              any other liability or obligation arising out of or with respect to the operations or actions of the Company or any of its Subsidiaries after the Closing.

(b)                                 The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Shareholder Indemnified Parties described in this Section 11.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses”.

Section 11.3                                Delivery of Loss Notice; Indemnification Procedure.

(a)                                  Promptly after an Indemnified Party becomes aware of any Purchaser Loss or Shareholder Loss, as the case may be, the Indemnified Party shall deliver to the Indemnifying Shareholders or the Purchaser (as the case may be) (the “Indemnifying Party”),  a “Loss Notice,” which notice contains a description of the Purchaser Loss or Shareholder Loss in reasonable detail, indicates the amount (estimated, if necessary) of the loss that has been or may be suffered by the party delivering such notice and, in the case of any claim, action or proceeding brought by a third party against an Indemnified Party (including any Governmental Entity), which, if true or successful (as the case may be), would entitle such Indemnified Party to receive payment from the other Party for any Purchaser Loss or any Shareholder Loss (as the case may be), includes a copy of any claim, process or legal pleadings with respect thereto.

(b)                                 In the event the Indemnifying Party notifies the Indemnified Party within twenty (20) days thereafter that the Indemnifying Party is assuming the defense of such audit, investigation, action or proceeding: (i) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, and (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).  In the event the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate but may not enter into any settlement without the written consent of the Indemnifying Party (not to be withheld unreasonably).  At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other parties to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued.  In such event, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action.  In addition, the party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

Section 11.4                                Recovery of Losses From Escrow Fund.  The Escrow Amount shall be used to pay Purchaser Losses for which Purchaser is entitled to be indemnified under Section 11.1.  The mechanism for recovering for such Purchaser Losses from the Escrow Amount shall be determined by the Escrow

Agreement.  Any payment due from any Shareholder under this Article XI shall first be paid out of the Escrow Fund pursuant to the terms of the Escrow Agreement.  In the event of any conflict between the Escrow Agreement and this Agreement, the terms of the Escrow Agreement shall control.

Section 11.5                                Claims Period.  The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a)                                  with respect to Purchaser Losses arising under Section 11.1(a)(i) in connection with any breach or inaccuracy of any representation or warranty in Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.5 (Absence of Restrictions and Conflicts), and Section 4.15 (Tax Returns; Taxes), or under Sections 11.1(a)(iv) or 11.1(a)(viii), the Claims Period shall continue for the applicable statute of limitations;

(b)                                 with respect to Shareholder Losses arising under Sections 11.2(b) or 11.2(c), the Claims Period shall continue for the applicable statute of limitations; and

(c)                                  with respect to all other Purchaser Losses or Shareholder Losses arising hereunder, the Claims Period shall terminate on the 18-month anniversary of the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly given a Loss Notice regarding a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.6                                Liability Limits.  The Purchaser Indemnified Parties shall not make a claim against any Shareholder for indemnification under this Article XI for Purchaser Losses unless, until and only to the extent the aggregate amount of such Purchaser Losses exceeds $75,000 (the “Purchaser Basket”); provided, however, that this first sentence of this Section 11.6 shall not apply to any Purchaser Losses arising under Section 11.1(vii) or Section 11.1(ix), and each Shareholder will be liable for all such Purchaser Losses pro rata in accordance with such Shareholder’s Adjusted Percentage Interest.  The total aggregate amount of the liability of the Shareholders for Purchaser Losses shall be limited to $7,500,000 (the “Purchaser Cap”).

Section 11.7                                Investigations.  The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in Article XI shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 11.8                                Rights and Remedies Exclusive.  Except as expressly provided in Section 7.11 hereof, the rights of a Purchaser Indemnified Party under this Article XI shall be the exclusive rights and remedies of the Purchaser Indemnified Parties for any Purchaser Losses resulting from, based upon or arising out of the transactions contemplated by this Agreement, the Purchaser Ancillary Documents and the Shareholder Ancillary Documents.

Section 11.9                                Subrogation.  The Indemnified Party shall subrogate to the Indemnifying Party any claims it may have against third parties in respect of damages for which indemnification is paid by the Indemnifying Party hereunder, but only to the extent of such indemnification payments.  Each Party agrees to provide reasonable efforts to assist the other Parties in pursuing such subrogation claims.

Section 11.10                          Purchase Price Adjustment.  All payments under this Article XI shall be deemed adjustments to the Purchase Price.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1                                Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to the Purchaser:

Tri-S Security Corporation

3700 Mansell Rd., Ste. 220

Alpharetta, GA 30022

Attn: Ronald G. Farrell

Tel:  770-625-4945

Fax:  770-625-4946

With a copy to (which shall not constitute notice to the Purchaser):

Steven E. Fox, Esq.

Rogers & Hardin

2700 International Tower, Peachtree Center

220 Peachtree Street, NE

Atlanta, GA 30303

Tel:  404-522-4700

Fax:  404-525-2224

If to the Shareholders:

c/o of David Shopay

9300 SW 103rd Street

Miami, Florida 33176

Tel:  305-592-9747

Fax:  305-392-0338

With a copy to (which shall not constitute notice to the Shareholders):

Charles J. Rennert, Esq.

Berman Rennert Vogel & Mandler, P.A.

100 SE 2nd Street, Suite 2900

Miami, Florida 33131

Tel:  305-577-4171

Fax:  305-347-6463

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following delivery to a national overnight courier service, or (d) on the fifth Business Day following it being mailed by registered or certified mail.

Section 12.2                                Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3                                Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.4                                Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5                                Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without reference to its choice of law rules.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.6                                Consent to Jurisdiction, Etc.  Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Florida or the federal courts located in the State of Florida, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts thereof) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.   During the period a Legal Dispute that is filed in accordance with this Section 12.6 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper.  A final judgment in any action, suit or proceeding described in this Section 12.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 12.7                                Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 12.8                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.  If any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 12.9                                Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.10                          Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 12.11                          Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 12.12                          Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.13                          Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Shareholders shall pay the fees, costs and expenses of the Company and the Shareholders incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Shareholders and the Company.

Section 12.14                          Shareholder Representative.

(a)                                  By the execution and delivery hereof, including counterparts hereof, each Shareholder hereby irrevocably constitutes and appoints David Shopay as the true and lawful agent and attorney-in-fact (the “Shareholder Representative”) of such Shareholder with full powers of substitution to act in the name, place and stead of such Shareholder with respect to the performance on behalf of such Shareholder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)                                     act for such Shareholder with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Shareholder;

(ii)                                  amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among any Shareholder;

(iii)                               employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Shareholder Representative;

(iv)                              receive and receipt for any portion of the Purchase Price or any other payment due from the Purchaser to such Shareholder pursuant to this Agreement;

(v)                                 act for each Shareholder with respect to all Purchase Price matters and all Purchase Price adjustments matters referred to herein;

(vi)                              incur any expenses, liquidate and withhold assets received on behalf of such Shareholder prior to their distribution to such Shareholder to the extent of any amount that the Shareholder Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vii)                           receive all notices, communications and deliveries hereunder on behalf of such Shareholder; and

(viii)                        do or refrain from doing any further act or deed on behalf of such Shareholder that the Shareholder Representative deems necessary or appropriate, in the sole discretion of the Shareholder Representative, relating to the subject matter hereof as fully and completely as such Shareholder could do if personally present and acting and as though any reference to such Shareholder herein was a reference to the Shareholder Representative.

(b)                                 The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholder Representative as the act of each Shareholder in all matters referred to herein.  Each Shareholder hereby ratifies and confirms that the Shareholder Representative shall do or cause to be done by virtue of the Shareholder Representative’s appointment as Shareholder Representative of such Shareholder.  The Shareholder Representative shall act for each Shareholder on all of the matters set forth herein in the manner the Shareholder Representative believes to be in the best interest of such Shareholder, but the Shareholder Representative shall not be responsible to any Shareholder for any loss or damage such Shareholder may suffer by reason of the performance by the Shareholder Representative of the Shareholder Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of the Shareholder Representative’s duties hereunder.

(c)                                  Each Shareholder hereby expressly acknowledges and agrees that the Shareholder Representative is authorized to act on behalf of such Shareholder notwithstanding any dispute or disagreement, and that any Person shall be entitled to rely on any and all action taken by the Shareholder Representative hereunder without liability to, or obligation to inquire of, any Shareholder.  In the event the Shareholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Shareholder Representative shall be the Person that the remaining Shareholders appoint; provided, however, that in the event for any reason no successor has been appointed within thirty (30) days following such resignation or cessation, then the Shareholders shall have the right to petition a court of competent jurisdiction for appointment of a successor Shareholder Representative.  The Shareholders shall indemnify and hold the Shareholder Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Shareholder Representative’s duties hereunder, except for willful misconduct or gross negligence.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, or caused this Agreement to be duly executed and delivered, all as of the date first above written.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	Chief Executive Officer

SHAREHOLDERS:

/s/ David H. Shopay
DAVID H. SHOPAY

/s/ Rebecca L. Shopay
REBECCA L. SHOPAY

/s/ Thomas M. Shopay
THOMAS M. SHOPAY

/s/ Alfredo J. Gasteazoro
ALFREDO J. GASTEAZORO

/s/ Brian Hammernick
BRIAN HAMMERNICK

/s/ Fernando Tapia
FERNANDO TAPIA

/s/ Ricardo Gasteazoro
RICARDO GASTEAZORO

/s/ Bill Wummer
BILL WUMMER

/s/ David Wummer
DAVID WUMMER

HORNSBY CAPITAL, INC.

By:	/s/ Cyrus E. Hornsby III
Name:	Cyrus E. Hornsby III
Title:	President

CORNWALL HOLDINGS, INC. EMPLOYEE STOCK OWNERSHIP TRUST

By:	/s/ David H. Shopay
David H. Shopay as trustee